Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Investor Contact:

Heide Erickson

Capella Education Company

612-977-5172

Heide.Erickson@capella.edu

Media Contact:

Irene Silber

Capella Education Company

612-977-4132

Irene.Silber@capella.edu

Capella Education Company Reports Second Quarter 2008 Results;

Revenue Increased 22.5 Percent; Enrollment Up 19.0 Percent;

Operating Income Up 45.3 Percent;

$60 million Share Repurchase Program Authorization Announced

MINNEAPOLIS, July 31, 2008 - Capella Education Company (NASDAQ: CPLA), a provider of exclusively online post-secondary education through its wholly owned subsidiary Capella University, today announced financial results for the three months ended June 30, 2008.

•	Revenues for the three months ended June 30, 2008 increased by 22.5 percent to $66.0 million, compared to $53.9 million in the second quarter of 2007.

•	Total active enrollment increased by 19.0 percent to 23,733 learners from the same period in 2007.

•

Operating income in the three months ended June 30, 2008 increased by 45.3 percent to $8.7 million, compared to $6.0 million during the same period in 2007. The operating margin in the second quarter was 13.1 percent of revenue, compared to 11.1 percent of revenue during second quarter 2007, an increase of 200 basis points.

•	The tax rate for the second quarter of 2008 was 34.3 percent, compared to 32.6 percent for second quarter 2007.

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CAPELLA EDUCATION COMPANY REPORTS SECOND QUARTER 2008 RESULTS, page 2

•	Net income for the second quarter of 2008 was $6.4 million, compared to $4.8 million in the second quarter of 2007.

•	Diluted net income per share was $0.37 in the second quarter of 2008, compared to $0.28 in the second quarter of 2007.

•	The Company completed the $50 million share repurchase program authorized on March 3, 2008, repurchasing a total of 465,000 shares during the second quarter, for total consideration of $28.2 million.

For the six months ended June 30, 2008, the Company reported:

•	Revenues increased by 23.0 percent to $131.3 million, compared to $106.7 million for the same period in 2007.

•	Operating income for the six months ended in June 30, 2008, was $15.8 million or 12.0 percent of revenue, compared to $11.0 million or 10.3 percent of revenue during the same period in 2007.

•	Net income year-to-date in 2008 was $11.8 million or $0.67 per weighted average number of diluted shares outstanding compared to $8.6 million or $0.51 for the same period in 2007.

“We reported solid revenue and earnings results for the second quarter,” said Stephen Shank, chairman and chief executive officer of Capella Education Company. “We also completed the implementation of our Enterprise Resource and Planning (ERP) system this month. As we have continued to operationalize the system over the past several months, we’ve identified that a subset of our prospective learners have experienced challenges with our new highly automated application and enrollment process. We are working to resolve the issues and are continuing to improve our understanding and use of the system. We estimate that our third quarter enrollment will be impacted by 600 to 800 learners,” said Shank. “However, even with this third quarter enrollment impact, our outlook for full year 2008 revenue and operating performance remains unchanged. Overall demand dynamics in the marketplace remain very positive. We see continued strong interest in our programs, demonstrated by record inquiry levels, along with strong applications for enrollment,” added Shank.

“From a strategic perspective, the completion of the ERP implementation is a major milestone for our learners and employees. We now have a single, integrated technology platform in place, representing a “best in class” infrastructure, that will support our future growth and efficiency gains for many years to come,” concluded Shank.

Balance Sheet and Cash Flow

As of June 30, 2008, the Company had cash, cash equivalents and marketable securities of $107.3 million, compared to $143.8 million in cash, cash equivalents and marketable securities at year-end. The change from year-end 2007 to second quarter 2008 reflects payments related to the repurchase of $50 million of common stock, offset by increased cash flow from operations. The Company had no debt during the second quarter 2008 or

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CAPELLA EDUCATION COMPANY REPORTS SECOND QUARTER 2008 RESULTS, page 3 at year-end 2007. Cash flow from operations was $19.2 million during the first six months of 2008 compared to $14.0 million in the same period of 2007. Capital expenditures were $7.1 million for the six months ended June 30, 2008, which compares to $10.3 million in capital expenditures in the first six months of 2007, a decrease of $3.2 million related to lower capitalized spending on the ERP. Depreciation and amortization for the first half increased to $5.9 million from $4.8 million for the same period in 2007 primarily due to depreciation of the ERP system.

Outlook

For the third quarter ending September 30, 2008, total enrollment and revenue are expected to grow by 15.5 to 17.0 percent compared to the third quarter of 2007. The operating margin is anticipated to be approximately 11.0 to 11.5 percent of total revenue, including an estimated $800,000 severance expense.

“Revenue growth expectations for third quarter 2008 reflect a comparison against an exceptionally strong third quarter in 2007 and lower year-over-year tuition increases. In addition, we expect a residual impact from the identified ERP related issues, primarily associated with the new learner application to enrollment process and our understanding of other operational processes,” said Lois Martin, senior vice president and chief financial officer. “We have identified the primary sources of the operational disruption and have moved quickly to solve or implement plans to address the issues.

“We continue to expect we will achieve our original 2008 annual guidance of 20 to 22 percent revenue growth and 14 to 15 percent operating margin. Reflecting third quarter expectations, average annual enrollment growth is now anticipated to be 18 to 20 percent for 2008,” said Martin.

Additional Share Repurchase Authorization

Separately, the Board of Directors authorized the repurchase of up to $60 million of the Company’s outstanding common shares.

“The share repurchase authorization reflects the strength of Capella’s business model,” said Martin. “We intend to use this authorization strategically, executing on our ongoing commitment to meeting the capital needs of our business while maximizing value for our shareholders.”

The share repurchases will be made from time to time, using cash on hand and cash generated from future operations, in the open market at prevailing market prices or in privately negotiated transactions. The Company may also repurchase shares pursuant to a 10b5-1 plan which allows the Company to purchase shares during corporate black-out periods. The timing and extent of any repurchases will depend upon market conditions, the trading price of the Company’s shares and other factors, and subject to the restrictions relating to volume, price and timing under applicable law. The repurchase program may be modified, suspended or terminated at any time by the Company without notice.

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CAPELLA EDUCATION COMPANY REPORTS SECOND QUARTER 2008 RESULTS, page 4

Forward-Looking Statements

Certain information in this news release does not relate to historical financial information, including statements relating to our future prospects and our expectations regarding our revenues, enrollment, and operating performance, and may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The company cautions investors not to place undue reliance on any such forward-looking statements, which are based on information available at the time those statements are made or management’s good faith belief as of that time with regard to future events, and should not be read as a guarantee of future performance or results. Such statements are subject to certain risks and uncertainties that could cause the company’s actual results in the future to differ materially from its historical results and those presently anticipated or projected. The company undertakes no obligation to update its forward-looking statements to reflect events or circumstances arising after such date.

Among these risks and uncertainties are any failure to materially comply with the extensive regulatory framework applicable to us, including compliance with Title IV of the Higher Education Act and the regulations thereunder; regional accreditation standards and state and regional regulatory requirements; changes in funding and availability for Title IV programs; responding to any additional governmental inquiries into our financial aid practices; attracting and retaining learners; updating and expanding the content of existing programs and developing new programs; the review of our business and financial aid practices by governmental authorities, including action by Federal Student Aid on the final audit report of the Office of Inspector General of the U.S. Department of Education arising out of its ongoing compliance audit of Capella University; changes in applicable federal and state laws and regulations and accrediting agency policies; maintaining and expanding existing commercial relationships with employers and developing new such relationships; our failure to keep up with advances in technology important to the online learner experience; our ability to manage growth effectively; the successful operation and use of our Enterprise Resource Planning system; unforeseen changes in student enrollment or our expenses; and risks associated with the overall competitive environment and general economic conditions.

Other factors that could cause the company’s results to differ materially from those contained in its forward-looking statements are included under, among others, the heading “Risk Factors” in our most recent Form 10-K and Form 10-Qs on file with the Securities and Exchange Commission and other documents filed by the company with the Securities and Exchange Commission.

Conference Call

Capella will discuss its second quarter 2008 results and third quarter 2008 outlook during a conference call scheduled today, July 31, at 9:00 a.m. Eastern time (ET). To participate in the live call, investors should dial (888) 205-6705 (domestic) or (913) 312-0386

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CAPELLA EDUCATION COMPANY REPORTS SECOND QUARTER 2008 RESULTS, page 5

(international) at 8:50 a.m. (ET). The webcast will be available on the Capella Education Company Web site at www.capellaeducation.com. A replay of the call will be available from July 31 through August 7, 2008, by calling (888) 203-1112 (domestic) or (719) 457-0820 (international), passcode 8204032. It will also be archived at www.capellaeducation.com in the investor relations section for 60 days.

About Capella Education Company

Founded in 1991, Capella Education Company (NASDAQ: CPLA) is a national leader in online education and parent company of Capella University, a regionally accredited* online university. Capella University offers graduate degree programs in business, information technology, education, human services, psychology, public health, and public safety, and bachelor’s degree programs in business, information technology, and public safety. These academic programs are designed to meet the needs of working adults, combining high quality, competency-based curricula with the convenience and flexibility of an online learning format. Currently, Capella University offers 21 graduate and undergraduate degree programs with 109 specializations and more than 970 courses. More than 23,700 learners were enrolled as of June 30, 2008. For more information about Capella Education Company, please visit http://www.capellaeducation.com. For more information about Capella University, please visit http://www.capella.edu or call 1.888.CAPELLA (227.3552).

*Capella University is accredited by The Higher Learning Commission and is a member of the North Central Association of Colleges and Schools (NCA), www.ncahlc.org.

Capella University, 225 South Sixth Street, Ninth Floor, Minneapolis, MN 55402, 1-888-CAPELLA (227-3552), www.capella.edu.

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CAPELLA EDUCATION COMPANY REPORTS SECOND QUARTER 2008 RESULTS, page 6

CAPELLA EDUCATION COMPANY

Consolidated Balance Sheets

(In thousands, except par value)

	As of June 30, 2008	As of December 31, 2007
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$8,342	$60,600
Marketable securities	98,932	83,167
Accounts receivable, net of allowance of $2,011 at June 30, 2008 and $951 at December 31, 2007	8,852	7,557
Prepaid expenses and other current assets	7,469	12,593
Deferred income taxes	1,889	1,896

Total current assets	125,484	165,813
Property and equipment, net	35,056	34,462

Total assets	$160,540	$200,275

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,764	$6,089
Accrued liabilities	18,072	23,826
Deferred revenue	7,875	6,476

Total current liabilities	30,711	36,391
Deferred rent	1,239	1,167
Other liabilities	335	335
Deferred income taxes	4,436	5,508

Total liabilities	36,721	43,401
Shareholders’ equity:
Common stock, $0.01 par value:
Authorized shares — 100,000
Issued and outstanding shares — 16,622 at June 30, 2008 and 17,363 at December 31, 2007	166	173
Additional paid-in capital	152,540	196,643
Accumulated other comprehensive income (loss)	(596)	195
Retained earnings (accumulated deficit)	(28,291)	(40,137)

Total shareholders’ equity	123,819	156,874

Total liabilities and shareholders’ equity	$160,540	$200,275

CAPELLA EDUCATION COMPANY REPORTS SECOND QUARTER 2008 RESULTS, page 7

CAPELLA EDUCATION COMPANY

Consolidated Statements of Income

(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(Unaudited) (In thousands, except per share amounts)
Revenues	$66,049	$53,918	$131,300	$106,742
Costs and expenses:
Instructional costs and services	30,844	24,587	59,860	48,110
Marketing and promotional	19,573	16,850	40,966	35,170
General and administrative	6,968	6,518	14,698	12,499

Total costs and expenses	57,385	47,955	115,524	95,779

Operating income	8,664	5,963	15,776	10,963
Other income, net	1,008	1,132	2,397	2,224

Income before income taxes	9,672	7,095	18,173	13,187
Income tax expense	3,314	2,312	6,327	4,560

Net income	$6,358	$4,783	$11,846	$8,627

Net income per common share:
Basic	$0.38	$0.29	$0.70	$0.53

Diluted	$0.37	$0.28	$0.67	$0.51

Weighted average number of common shares outstanding:
Basic	16,740	16,401	17,028	16,209

Diluted	17,303	17,213	17,599	16,957

CAPELLA EDUCATION COMPANY REPORTS SECOND QUARTER 2008 RESULTS, page 8

CAPELLA EDUCATION COMPANY

Unaudited Other Information

(In thousands, except enrollment amounts)

	Six Months Ended June 30,
	2008	2007
Depreciation and amortization	$5,857	$4,750
Net cash flow provided by operating activities	19,174	13,994
Capital expenditures	7,058	10,253

	June 30,
	2008	2007	% Change
Enrollment by Degree(a):
PhD/Doctoral	8,991	8,033	11.9%
Master’s	10,710	8,668	23.6%
Bachelor’s	3,914	3,126	25.2%
Other	118	115	2.6%

Total	23,733	19,942	19.0%

(a)	Enrollment as of June 30, 2008 and 2007 is the enrollment as of the last day of classes for the quarter ended June 30, 2008 and 2007, respectively.

The following table provides a reconciliation of net income to EBITDA:

	Three Months Ended June 30,
	2008	2007
Net income	$6,358	$4,783
Other income, net	(1,008)	(1,132)
Income tax expense	3,314	2,312
Depreciation and amortization	3,091	2,340

EBITDA	11,755	8,303